                                 EXHIBIT 2.31

                           JOINT PURCHASE AGREEMENT

          This Joint Purchase Agreement ("Agreement") is made this 19th day of February, 1997, by and between Chancellor Radio Broadcasting Company, a Delaware Corporation ("Chancellor"), Chancellor Broadcasting Company, a Delaware corporation and sole common stockholder of Chancellor ("CBC"), Evergreen Media Corporation of Los Angeles, a Delaware corporation ("Evergreen") and Evergreen Media Corporation, a Delaware corporation and the sole stockholder of Evergreen ("EMC").

                                   RECITALS:
                                   --------

          A. Chancellor, CBC and EMC have entered into a Memorandum of Understanding dated as of February 17, 1997, under which the parties have agreed to execute and deliver, subject to approval by their respective boards of directors, an Agreement and Plan of Merger (the "Merger Agreement"), with EMC surviving the Merger (the "Surviving Entity").

          B. Evergreen and Viacom International, Inc., a Delaware corporation ("Viacom") and the sole stockholder of certain companies owning certain radio stations (the "Viacom Radio Companies"), have entered into a Stock Purchase Agreement dated as of February 16, 1997, pursuant to which Evergreen has agreed to acquire (the "Viacom Acquisition") all of the outstanding shares of the Viacom Radio Companies.

          C. The parties hereto anticipate that the acquisition of the Viacom Radio Companies in connection with the consummation of the Merger would significantly enhance the operations and business of the Surviving Entity.

          D. The parties have reach certain understandings and agreements regarding the Viacom Acquisition, including without limitation the sharing of the risks and benefits related thereto.

          NOW, THEREFORE, in consideration of the foregoing premises, and in further consideration of the mutual agreements herein contained, the parties agree as follows:

1.   Defined Terms.

          Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Viacom Agreement.

2.   Term.

          This Agreement shall automatically terminate, without further action by the parties hereto, upon consummation of the Merger.

3.   Certain Matters with respect to the Viacom Agreement.

     (a) On February 19, 1997, Chancellor and Evergreen shall each pay $53,750,000 to Viacom at the Seller's Account, via wire transfer of immediately available funds.

     (b) Chancellor and Evergreen shall each pay one-half of the Interest Amount, and all fees and expenses payable by the Purchaser pursuant to the Viacom Agreement, including, without limitation, fees and expenses in connection with the FCC Consent and the HSR Act.

     (c) Evergreen shall notify Chancellor of all other payments due under the Viacom Agreement no later than three Business Days prior to the date such payment is to be made. Chancellor, at its option, shall pay its share of such payment either (i) to Evergreen by wire transfer of immediately available funds on the Business Day immediately prior to the date such payment is due, or (ii) directly to the party entitled to receive such payment.

     (d) In the event the Viacom Agreement is validly terminated under the circumstances specified in Section 9.02(a) thereof, Chancellor consents to the forfeiture of its portion of the Deposit and further agrees to pay one-half of any other Losses incurred by Viacom that a court finally determines is owed to Viacom by Purchaser, subject to reapportionment thereof as outlined below. Evergreen and Chancellor shall jointly control (and shall share equally the expenses associated with) the defense of any action initiated by Viacom under the Viacom Agreement, and neither party shall consent to the settlement or compromise of such action without the prior written consent of the other (not to be unreasonably withheld or delayed). Losses paid to Viacom by the parties shall be apportioned between Evergreen and Chancellor in accordance with their relative responsibility for the cause of such Losses and the applicable party shall promptly reimburse the other party for any excess portion of such Losses paid by the other party to Viacom. Absent agreement as to such reapportionment, the parties shall submit the issue of such proportional responsibility to binding arbitration in New York, New York, in accordance with local American Arbitration Association rules and procedures, promptly following the award and payment of such damages to Viacom.

     (e) In the event the Viacom Agreement is terminated based on the circumstances specified in Section 9.02(b) thereof, Evergreen shall promptly upon receipt deliver to Chancellor that portion of the Deposit funded by Chancellor pursuant to subparagraph (a) above, plus accrued interest repaid to Evergreen by Viacom. Evergreen and Chancellor shall jointly control (and shall share equally the expenses associated with) any action initiated by or on behalf of the Purchaser against Viacom under the Viacom Agreement to recover any Losses incurred by the Purchaser as a result of the termination of the Viacom Agreement. Evergreen shall immediately upon receipt thereof pay to Chancellor one-half of all damages that are paid to Purchaser in any such action.

     (f) The parties shall use their reasonable best efforts to cause the consummation of the transactions contemplated by the Viacom Agreement. Without the prior written consent of Chancellor, which consent shall not be unreasonably withheld or delayed, Evergreen agrees that it will not take any actions under the Viacom Agreement, including, without limitation, entering into any agreements (such as determination of working capital or other adjustments to the Base Purchase Price), amendments, waivers, or consents, without the prior written consent of Chancellor, which shall not be unreasonably withheld or delayed. Evergreen shall promptly forward to Chancellor copies of each notice, statement, certificate or other information received by Evergreen as the Purchaser.

4. Allocation of the Viacom Radio Companies under various contingent conditions.

     (a) The parties seek to cause the consummation of the Viacom Acquisition within the 120-day period contemplated by Section 2.07 thereof, if possible, and, in all events, within the nine-month period contemplated by Section 9.01(b) thereof. Accordingly, within three (3) days of the date hereof, the parties shall file mutually-contingent applications with the FCC seeking Commission consent to the transfer of control of the Viacom Radio Companies (the "Purchase Applications"). The Purchase Applications will propose that Evergreen shall be the transferee of the New York and DC Viacom Radio Companies, and Chancellor shall be the transferee of the Chicago, Detroit and Los Angeles Viacom Radio Companies. As between themselves, Evergreen and Chancellor agree that the Base Purchase Price allocable to the markets to be purchased by Chancellor is as follows: Los Angeles - $325 million; Chicago - $125 million; and Detroit - $30 million. Evergreen and Chancellor shall each secure on a timely basis adequate financing, on commercially-reasonable and materially comparable terms, to permit the timely consummation of the Viacom Acquisition through the purchases contemplated by the Purchase Applications. If the Merger has not been consummated prior to the required closing date for the Viacom Acquisition (or if the Merger Agreement has been terminated for any reason), the parties will proceed respectively to consummate each and all of the transactions contemplated by the Purchase Applications.

     (b) Upon final determination of the Working Capital under the Viacom Agreement, any adjustments to the estimated Working Capital shall be allocated between Evergreen and Chancellor based on the final aggregate Working Capital of the Viacom Radio Companies acquired by the parties respectively under Paragraph
(a) hereof.

     (c) The parties shall cooperate promptly to identify and secure qualified parties to acquire those properties which must be divested in order to obtain FCC and/or HSR clearance of the Merger, taking into account the consummation of the Viacom Acquisition ("Divestitures"). Evergreen will negotiate the terms and conditions of such Divestitures, but all Divestiture transactions will be subject to the approval of Chancellor, which approval shall not be unreasonably withheld or delayed. All expenses associated with the Divestitures will be shared equally by Chancellor and Evergreen. In the event a Divestiture sale is consummated before the Merger has been consummated, proceeds of the Divestiture sale shall be applied (i) first, to reimburse any acquisition costs paid by the applicable party to Viacom to acquire the Divested property, and (ii) thereafter, divided equally by the parties. Evergreen agrees to seek a purchaser for the Detroit Radio Company as promptly as practicable after the date hereof.

     (d) The parties shall also cooperate in the prompt preparation, filing and prosecution of applications for FCC consent and HSR clearance for the Merger, and any other necessary consents (the "Merger Applications"). The parties will endeavor to prosecute the Merger Applications contemporaneously with the Purchase Applications and any applications related to the Divestitures. In the event the Merger Applications are approved prior to the consummation of the Viacom Acquisition pursuant to the Purchase Applications, the parties will proceed to consummate the Viacom Acquisition through the Surviving Entity.

     (e) The failure by either party to make any of the payments or fulfill any of the material obligations under the Viacom Agreement or this Agreement (including, without limitation, the failure to secure the financing contemplated under Paragraph 4(a) hereof or the timely consummation of the Purchase Application transactions), shall be deemed a material breach hereof. In addition to any other remedies available at law or equity, the non-defaulting party shall have the right in such circumstances to assume the rights and obligations of the other party so as to permit the non-breaching party to preserve for itself the benefits of the Viacom Agreement and the Viacom Acquisition. Evergreen shall use its reasonable best efforts to obtain promptly after the date hereof Viacom's agreement to the provisions of this paragraph 4(e).

     (f) If the Merger Agreement is terminated at any time but the Viacom Transaction is nevertheless consummated, the parties shall retain each of the properties acquired by them under the Purchase Applications, provided, however, that Evergreen shall cause Viacom Broadcasting East, Inc. to promptly sell to Chancellor, and Chancellor shall purchase from Evergreen, Radio Stations WJZW/WBZS, for a total consideration of Sixty Five Million Dollars ($65,000,000), in a transaction to be structured in a manner mutually satisfactory to Evergreen and Chancellor. If Evergreen acquires WJZW and WBZS prior to the consummation of the Merger, Evergreen shall operate WJZW and WBZS only in the ordinary course of business and consistent with such station's past practices.

5.   Representations and Warranties.

     (a) Chancellor and CBC represent and warrant to Evergreen and EMC as follows:

          (i) Each of Chancellor and CBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by each of Chancellor and CBC of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the party of Chancellor or CBC, as the case may be. This Agreement has been duly executed and delivered by each of Chancellor and CBC and, assuming the due execution and delivery of this Agreement by Evergreen and EMC, constitutes a valid and binding obligation, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement by Chancellor and CBC does not, and the performance by Chancellor and CBC of the transactions contemplated hereby to be performed by it will not (a) conflict with the certificate of incorporation or by-laws of Chancellor or CBC, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which either Chancellor or CBC is a party or by which it is bound, or (c) constitute a violation of any law or regulation applicable to Chancellor or CBC.

     (b) Evergreen and EMC represent and warrant to Chancellor and CBC as follows:

          (i) Each of Evergreen and EMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by each of Evergreen and EMC of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Evergreen or EMC, as the case may be. This Agreement has been duly executed and delivered by each of Evergreen and EMC and, assuming the due execution and delivery of this Agreement by Chancellor and CBC, constitutes a valid and binding obligation, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement by Evergreen and EMC does not, and the performance by Evergreen and EMC of the transactions contemplated hereby to be performed by it will not (a) conflict with the certificate of incorporation or by-laws of Evergreen or EMC, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which either Evergreen or EMC is a party or by which it is bound, or (c) constitute a violation of any law or regulation applicable to Evergreen or EMC.

6.   Miscellaneous.

     (a) The parties hereto shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any Governmental Authority or any third party, necessary or helpful to accomplish the transactions.

     (b) Any notices or other correspondence delivered pursuant to this Agreement shall be delivered in accordance with the terms of the Merger Agreement and to the respective addresses of the parties hereto set forth in the Merger Agreement.

     (c) No party hereto shall take any action which is materially inconsistent with its obligations under this Agreement.

     (d) Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

     (e) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties which shall not be unreasonably withheld.

     (f) This Agreement, including without limitation, the interpretation, construction and validity hereof, shall be governed by the Laws of the state of New York.

     (g) This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together with constitute one and the same agreement.



                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the day and year first above written.

                                   CHANCELLOR RADIO BROADCASTING
                                   COMPANY


                                   By:
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------


                                   CHANCELLOR BROADCASTING COMPANY


                                   By:
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------


                                   EVERGREEN MEDIA CORPORATION OF
                                   LOS ANGELES


                                   By:
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------


                                   EVERGREEN MEDIA CORPORATION


                                   By:
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------